                                  SCHEDULE 14A
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section 240.14a-11(c) or
                 Section 240.14a-12

           BIO-TECHNOLOGY GENERAL CORP.
-----------------------------------------------------------------------
           (Name of Registrant as Specified In Its Charter)

-----------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           ---------------------------------------------------------------
           1)   Title of each class of securities to which transaction
                applies:
                ----------------------------------------------------------
           2)   Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           3)   Per unit price or other underlying value of transaction
                computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           4)   Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           5)   Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           1)   Amount Previously Paid:
                ----------------------------------------------------------
           2)   Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           3)   Filing Party:
                ----------------------------------------------------------
           4)   Date Filed:
                ----------------------------------------------------------

                          BIO-TECHNOLOGY GENERAL CORP.
                              70 WOOD AVENUE SOUTH
                            ISELIN, NEW JERSEY 08830
                                 (732) 632-8800

                                                                  August 4, 2000

Dear Fellow Stockholder:

    You are cordially invited to attend the Company's Annual Meeting of Stockholders to be held at 9:00 a.m. on Wednesday, September 6, 2000, at The University Club, 1 West 54th Street, New York, New York.

    This year, you are being asked only to elect nine directors to the Company's Board of Directors. In addition, I will be pleased to report on the affairs of the Company and a discussion period will be provided for questions and comments of general interest to stockholders.

    We look forward to greeting personally those stockholders who are able to be present at the meeting; however, whether or not you plan to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign and date the enclosed proxy and mail it in the envelope provided, or vote by telephone or electronically, at your earliest convenience. For those stockholders who plan to be present at the Annual Meeting, please be advised that The University Club has a dress code which requires gentlemen to wear a jacket and tie and ladies to wear business attire.

    Thank you for your cooperation.

                                                       Very truly yours,

                                                       [SIG]
                                                       SIM FASS
                                                       CHAIRMAN OF THE BOARD AND
                                                       CHIEF EXECUTIVE OFFICER

                          BIO-TECHNOLOGY GENERAL CORP.

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

                                                              New York, New York
                                                                  August 4, 2000

    Notice is hereby given that the Annual Meeting of Stockholders of Bio-Technology General Corp. will be held on Wednesday, September 6, 2000, at 9:00 a.m., at The University Club, 1 West 54th Street, New York, New York for the following purposes:

        (1) To elect nine directors to serve for the ensuing year; and

        (2) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

    Stockholders of record at the close of business on July 15, 2000 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

    All stockholders are cordially invited to attend the Annual Meeting in person. Stockholders who are unable to attend the Annual Meeting in person are requested to either complete and date the enclosed form of proxy and return it promptly in the postage-paid envelope provided or vote by telephone or electronically through the Internet. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.

    If you are a registered stockholder (that is, if you hold your stock in certificate form), and you wish to vote by telephone or electronically through the Internet, follow the instructions included with your proxy card. If your shares are held in "street name", please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically.

                                          ROBERT M. SHAW
                                          SECRETARY

                          BIO-TECHNOLOGY GENERAL CORP.
                              70 WOOD AVENUE SOUTH
                            ISELIN, NEW JERSEY 08830

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                              GENERAL INFORMATION

PROXY SOLICITATION

    This Proxy Statement is furnished to the holders of Common Stock, par value $.01 per share (the "Common Stock"), of Bio-Technology General Corp. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders to be held on Wednesday, September 6, 2000, or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors is not currently aware of any other matters which will come before the meeting.

    Proxies for use at the meeting are being solicited by the Board of Directors of the Company. Proxies will be mailed to stockholders on or about August 7, 2000 and will be solicited chiefly by mail. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the shares and will reimburse them for their expenses in so doing. Should it appear desirable to do so in order to ensure adequate representation of shares at the meeting, officers, agents and employees of the Company may communicate with stockholders, banks, brokerage houses and others by telephone, facsimile or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by the Company. The Company has no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserves the option of doing so if it should appear that a quorum otherwise might not be obtained.

VOTING AND REVOCABILITY OF PROXY

    Stockholders of record can give a proxy to be voted at the Annual Meeting of Stockholders either (i) by completing and mailing the enclosed proxy card in the enclosed postage-paid return envelope, (ii) over the telephone by calling a toll-free number or (iii) electronically, using the Internet. Stockholders who hold their shares in "street name" must vote their shares in the manner prescribed by their brokers. Signing and returning the proxy card or submitting the proxy via the Internet or by telephone does not affect the right to vote in person at the Annual Meeting.

    Registered stockholders may vote electronically through the Internet or by telephone by following the instructions included with their proxy card. Stockholders whose shares are registered in the name of a bank or brokerage firm may be eligible to vote electronically through the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders the opportunity to vote via the Internet or by telephone. Voting forms will provide instructions for stockholders whose bank or brokerage firm is participating in ADP's program. Stockholders not wishing to vote electronically through the Internet or whose form does not reference Internet or telephone voting information should complete and return the enclosed paper proxy card.

    Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting. Shares of the Company's Common Stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the proxies intend to vote the shares represented thereby for all listed nominees for director and in accordance with their best judgment on any other matters which may properly come before the meeting.

    IF YOU VOTE BY TELEPHONE OR ELECTRONICALLY USING THE INTERNET, PLEASE DO NOT MAIL YOUR PROXY.

RECORD DATE AND VOTING RIGHTS

    Only stockholders of record at the close of business on July 15, 2000 are entitled to notice of and to vote at the Annual Meeting or any and all adjournments thereof. On July 15, 2000, there were 54,440,161 shares of Common Stock outstanding; each such share is entitled to one vote on each of the matters to be presented at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under applicable Delaware law, the effect of broker non-votes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority under the applicable rule of the New York Stock Exchange. The effect of broker non-votes on the specific item to be brought before the Annual Meeting of Stockholders is discussed under that item.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

    The following table sets forth information as of July 15, 2000 (except as otherwise noted in the footnotes) regarding the beneficial ownership (as defined by the Securities and Exchange Commission (the "SEC")) of the Company's Common Stock of: (i) each person known by the Company to own beneficially more than five percent of the Company's outstanding Common Stock; (ii) each director and nominee for election as a director of the Company; (iii) each executive officer named in the Summary Compensation Table (see "Executive Compensation"); and
(iv) all directors and executive officers of the Company as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed.

                                                                                          PERCENTAGE OF
                                                        AMOUNT AND NATURE OF BENEFICIAL      COMMON
NAME OF BENEFICIAL OWNER                                   OWNERSHIP OF COMMON STOCK          STOCK
------------------------                                -------------------------------   -------------
Norman Barton.........................................                78,484(1)                  *
Herbert Conrad........................................                21,120(2)                  *
Sim Fass..............................................               772,410(3)                1.4%
Marian Gorecki........................................               206,250(4)                  *
Carl E. Kaplan........................................                24,562(5)                  *
Ernest Kelly..........................................               108,450(6)                  *
Allan Rosenfield......................................                32,731(7)                  *
David Tendler.........................................                47,229(8)                  *
Virgil Thompson.......................................                84,314(9)                  *
Dan Tolkowsky.........................................                73,928(10)                 *
Faye Wattleton........................................                31,161(11)                 *
Herbert Weissbach.....................................                29,375(12)                 *
All directors and executive officers
  as a group (14 persons).............................             1,470,225(13)               2.6%

------------------------

*   Represents less than one percent of the Company's Common Stock.

(1) Consists of 77,500 shares which may be acquired through the exercise of stock options. Does not include 165,750 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of July 15, 2000, including 50,000 shares issuable upon the exercise of options granted to Mr. Barton on July 31, 2000.

(2) Includes 16,875 shares which may be acquired through the exercise of stock options. Does not include 5,625 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of July 15, 2000.

(3) Includes 682,500 shares which may be acquired through the exercise of stock options. Does not include 400,000 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of July 15, 2000, including 150,000 shares issuable upon the exercise of options granted to Dr. Fass on July 31, 2000.

(4) Consists of 198,650 shares which may be acquired through the exercise of stock options. Does not include 175,750 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of July 15, 2000. Dr. Gorecki resigned as an executive officer of the Company in 2000 and is now serving as a part-time consultant to the Company.

(5) Includes 18,750 shares which may be acquired through the exercise of stock options. Does not include 8,750 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of July 15, 2000.

(6) Includes 107,500 shares which may be acquired through the exercise of stock options. Does not include 117,300 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of July 15, 2000, including 35,000 shares issuable upon the exercise of options granted to Mr. Kelly on July 31, 2000.

(7) Includes 29,375 shares which may be acquired through the exercise of stock options. Does not include 5,625 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of July 15, 2000.

(8) Includes 36,875 shares which may be acquired through the exercise of stock options. Does not include 5,625 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of July 15, 2000.

(9) Includes 83,125 shares which may be acquired through the exercise of stock options. Does not include 276,875 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of July 15, 2000, including 125,000 shares issuable upon the exercise of options granted to Mr. Thompson on July 31, 2000. Mr. Thompson has resigned as an executive officer effective August 31, 2000, but will remain a director of the Company.

(10) Includes 16,875 shares which may be acquired through the exercise of stock options. Does not include 5,625 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of July 15, 2000.

(11) Includes 29,375 shares which may be acquired through the exercise of stock options. Does not include 5,625 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of July 15, 2000.

(12) Consists of 29,375 shares of Common Stock which may be acquired through the exercise of stock options. Does not include 5,625 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of July 15, 2000.

(13) Includes 1,290,503 shares of Common Stock which may be acquired through the exercise of stock options. Does not include 1,482,306 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of July 15, 2000, including 525,000 shares issuable upon the exercise of options granted to the Company's executive officers on July 31, 2000.

                     PROPOSAL NO. 1--ELECTION OF DIRECTORS

    Nine directors (constituting the entire Board) are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and shall qualify. In the event any of these nominees shall be unable to serve as a director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. All nominees have consented to be named and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

    The nominees, their ages, the year in which each first became a director and their principal occupations or employment during the past five years are:

                                                         YEAR FIRST           PRINCIPAL OCCUPATION DURING
DIRECTOR                                      AGE      BECAME DIRECTOR            THE PAST FIVE YEARS
--------                                    --------   ---------------   -------------------------------------
Herbert Conrad............................     67           1993         Retired; President of Roche
                                                                          Pharmaceuticals Division, Hoffmann-
                                                                          La Roche from December 1981 until
                                                                          September 1993. (1)(2)

Sim Fass..................................     58           1983         Chairman of the Board since March
                                                                          1997; CEO of the Company since May
                                                                          1984; Treasurer of the Company since
                                                                          August 1983; President of Bio-
                                                                          Technology General (Israel) Ltd.,
                                                                          the Company's wholly-owned
                                                                          subsidiary ("BTG Israel"), since
                                                                          November 1999; President of the
                                                                          Company and BTG Israel, from May
                                                                          1984 to May 1999; Chief Operating
                                                                          Officer of BTG Israel between August
                                                                          1983 and May 1987. (1)(3)

Carl Kaplan...............................     61           1998         Senior Partner, Fulbright & Jaworski
                                                                          L.L.P.; from January 1969 to January
                                                                          1, 1989, a partner of Reavis &
                                                                          McGrath, which merged with Fulbright
                                                                          & Jaworski effective January 1,
                                                                          1989. (1)(4)(5)

Allan Rosenfield..........................     67           1997         Dean and DeLamar Professor Mailman
                                                                          School of Public Health, Columbia
                                                                          University, since 1986. (2)

David Tendler.............................     62           1994         Partner, Tendler Beretz L.L.C. since
                                                                          January 1985; Chairman of V.I.
                                                                          Technologies, Inc. (previously
                                                                          Melville BioLogics Inc.) since
                                                                          February 1995; Co-Chairman and Chief
                                                                          Executive Officer of Phibro-Salomon,
                                                                          Inc. from May 1982 until October
                                                                          1984. (1)(2)(5)

                                                         YEAR FIRST           PRINCIPAL OCCUPATION DURING
DIRECTOR                                      AGE      BECAME DIRECTOR            THE PAST FIVE YEARS
--------                                    --------   ---------------   -------------------------------------
Virgil Thompson...........................     61           1994         President and Chief Operating Officer
                                                                         of the Company from May 1999 through
                                                                          August 2000; President and Chief
                                                                          Executive Officer of Cytel
                                                                          Corporation from January 1996 to May
                                                                          1999; President and Chief Executive
                                                                          Officer of CIBUS Pharmaceutical,
                                                                          Inc. from July 1994 until January
                                                                          1996; President from 1991 through
                                                                          1993, Chief Operating Officer from
                                                                          1990 to 1991 and Executive Vice
                                                                          President from 1986 to 1991 of
                                                                          Syntex Laboratories, Inc.

Dan Tolkowsky.............................     79           1985         Venture capital investor; Partner,
                                                                         Adler & Tolkowsky Management
                                                                          Associates, the general partner of
                                                                          Athena Venture Partners L.P., a
                                                                          venture capital partnership, from
                                                                          May 1985 to September 1997; prior
                                                                          thereto, Vice Chairman and Managing
                                                                          Director of Discount Investment
                                                                          Corporation (Tel-Aviv); Chairman of
                                                                          the Executive Committee of BTG
                                                                          Israel from 1983 through October
                                                                          1989. (5)

Faye Wattleton............................     57           1997         President, Center for Gender Equality
                                                                          since 1995; President, Planned
                                                                          Parenthood Federation of America,
                                                                          Inc. (New York) from 1978 to 1992.
                                                                          (1)

Herbert Weissbach.........................     68           1997         Distinguished Research Professor,
                                                                          Director, Center for Molecular
                                                                          Biology and Biotechnology, Florida
                                                                          Atlantic University, since January
                                                                          1997; prior thereto, Vice President,
                                                                          Hoffmann-LaRoche Inc. from 1983 to
                                                                          1996; Director, Roche Institute of
                                                                          Molecular Biology from 1983 to 1996.
                                                                          (2)

------------------------

(1) Member of the Executive Committee of the Board of Directors.

(2) Member of the Audit Committee of the Board of Directors.

(3) Pursuant to Dr. Fass' employment agreement with the Company, the Company has agreed to nominate Dr. Fass for election as a director during all periods when Dr. Fass serves as President and/or Chief Executive Officer of the Company. See "Executive Compensation--Employment Agreements."

(4) Fulbright & Jaworski L.L.P. has rendered legal services to the Company in 1999 and 2000.

(5) Member of the Compensation and Stock Option Committee of the Board of Directors.

    Mr. Conrad is a director of Gensia Sicor Inc. and Urocor Inc. Mr. Tendler is a director of V.I. Technologies, Inc. Mr. Thompson is a director of Questcor Pharmaceuticals, Inc. and Aradigm Corporation. Ms. Wattleton is a director of Estee Lauder Companies and Quidel Corporation.

    On December 6, 1994, the Board reestablished the Executive Committee to exercise, to the extent authorized by law, all of the powers and authority of the Board in the management of the business and affairs of the Company.
Messrs. Herbert Conrad, Sim Fass, Carl Kaplan and David Tendler and Ms. Faye Wattleton are the current members of the Executive Committee. During the fiscal year ended December 31, 1999, the Executive Committee held three meetings.
Mr. Thompson will be appointed a member of the Executive Committee and will become its Chairman in September 2000.

    In November 1989, the Board formed an Audit Committee which was established to review the internal accounting procedures of the Company and to consult with and review the Company's independent auditors and the services provided by such auditors. Messrs. Herbert Conrad, Allan Rosenfield, David Tendler (Chairman) and Herbert Weissbach are the current members of the Audit Committee. During the fiscal year ended December 31, 1999, the Audit Committee held two meetings.

    In January 1990, the Board formed a Compensation Committee. In May 1990, the Board combined the Compensation Committee and the Stock Option Plan Committee to form the Compensation and Stock Option Committee to review compensation practices, to recommend compensation for executives and key employees, and to administer the Company's stock option plans. Messrs. Carl Kaplan, David Tendler and Dan Tolkowsky (Chairman) are the current members of the Compensation and Stock Option Committee. During the fiscal year ended December 31, 1999, the Compensation and Stock Option Committee held two meetings and acted three times by unanimous consent in lieu of a meeting.

    During the fiscal year ended December 31, 1999, the Board of Directors held six meetings. Each director attended at least 75% of the meetings of the Board of Directors held when he or she was a director and of all committees of the Board of Directors on which he or she served.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, as well as persons who beneficially own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

    Based upon a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during fiscal 1999 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with, except Faye Wattleton failed to file two Forms 4 on a timely basis and each of Marian Gorecki, Norman Barton and Eli Admoni (who served as an executive officer from May 1999 through November 1999) failed to file one Form 4 on a timely basis.

VOTE REQUIRED

    The nine nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote, a quorum being present, shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instruction to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

    THE BOARD OF DIRECTORS DEEMS "PROPOSAL NO. 1--ELECTION OF DIRECTORS" TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" EACH NOMINEE.

                             EXECUTIVE COMPENSATION

    The following table shows all the cash compensation paid or to be paid by the Company or its subsidiaries as well as certain other compensation paid or accrued during the fiscal years indicated to the Chief Executive Officer of the Company and each of the four other most highly compensated executive officers of the Company (the "Named Executive Officers") for such period in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG TERM        ALL OTHER
                                                     ANNUAL COMPENSATION       COMPENSATION   COMPENSATION(1)
                                        FISCAL    --------------------------   ------------   ---------------
NAME AND PRINCIPAL POSITION(2)           YEAR     SALARY($)(3)   BONUS($)(4)    OPTIONS(#)
------------------------------         --------   ------------   -----------   ------------
Sim Fass.............................    1999       $372,500       $150,000       150,000          $5,000
  Chairman of the Board                  1998        347,500        125,000       200,000           5,000
  and Chief Executive Officer            1997        321,000        125,000       150,000           4,750

Virgil Thompson......................    1999        212,308             --       200,000           3,125
  President and Chief Operating          1998             --             --            --              --
  Officer(5)                             1997             --             --            --              --

Marian Gorecki.......................    1999        236,384         90,000       102,000              --
  Senior Vice President--                1998        209,388         80,000       150,000              --
  Chief Technical Officer(6)             1997        189,363         65,000        75,000              --

Norman Barton........................    1999        206,250         60,000        79,500           5,000
  Senior Vice President--                1998        193,150         50,000        85,000           5,000
  Chief Medical Officer                  1997        166,400         40,000        35,000           4,750

Ernest Kelly.........................    1999        205,250         60,000        59,800           5,000
  Senior Vice President--                1998        192,504         50,000        40,000           5,000
  Quality Assurance, Quality             1997        182,250         65,000        50,000           4,750
  Control and Regulatory Affairs

------------------------------

(1) Pursuant to the SEC's rules on executive compensation disclosure, "All Other Compensation" does not include perquisites because the aggregate amount of such compensation for each of the persons listed did not exceed the lesser of (i) $50,000 or (ii) 10 percent of the combined salary and bonus for such person in each such year. Amount included represents the Company's matching contribution pursuant to its 401(k) defined contribution plan.

(2) Each of the Named Executive Officers is a party to an employment or severance agreement with the Company. See "--Employment Agreements."

(3) Effective July 1, 2000, the salary of each of Messrs. Fass, Thompson, Barton and Kelly was increased to $405,000, $335,000, $225,500 and $220,500, respectively, from $385,000, $320,000, $217,500 and $212,5000, respectively.

(4) Bonuses paid during a fiscal year are for the prior fiscal year. On
    July 19, 2000, each of Messrs. Fass, Thompson, Barton and Kelly was awarded a bonus of $155,000, $110,000, $65,000 and $62,500, respectively, covering the period July 1, 1999 to June 30, 2000.

(5) Mr. Thompson joined the Company as President and Chief Operating Officer effective May 3, 1999 and resigned as an executive officer effective August 31, 2000. Mr. Thompson will remain a director of the Company. Does not include compensation received by Mr. Thompson as a director of the Company prior to May 3, 1999. See "--Compensation of Directors."

(6) Dr. Gorecki ceased to be an executive officer of the Company in 2000. He is currently serving as a part-time consultant to the Company.

    The following table sets forth information with respect to option grants in 1999 to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                             POTENTIAL REALIZABLE
                                                                                               VALUE AT ASSUMED
                                                    % OF TOTAL                                  ANNUAL RATES OF
                                     NUMBER OF       OPTIONS                                      STOCK PRICE
                                    SECURITIES      GRANTED TO                                 APPRECIATION FOR
                                    UNDERLYING     EMPLOYEES IN   EXERCISE OR                   OPTION TERM(3)
                                      OPTIONS      FISCAL YEAR    BASE PRICE    EXPIRATION   ---------------------
NAME                               GRANTED(#)(1)       (2)          ($/SH)         DATE       5% ($)     10% ($)
----                               -------------   ------------   -----------   ----------   --------   ----------
Sim Fass.........................     150,000           5.6%        $7.406       06/09/09    $698,639   $1,770,489

Virgil Thompson..................     200,000           7.4          7.250       05/03/09     911,897    2,310,920

Marian Gorecki...................      22,000           0.8          5.938       04/01/09      82,156      208,200
                                       80,000           3.0          7.406       06/09/09     372,607      944,261

Norman Barton....................      19,500           0.7          5.938       04/01/09      72,820      184,541
                                       60,000           2.2          7.406       06/09/09     279,456      708,195

Ernest Kelly.....................      19,800           0.7          5.938       04/01/09      73,941      187,380
                                       40,000           1.5          7.406       06/09/09     186,304      472,130

------------------------

(1) Options generally vest in four equal annual installments commencing on the first anniversary date of the grant; however, options granted under the Company's 1992 Stock Option Plan and certain other options become immediately exercisable upon a change in control of the Company. In addition, the options having an exercise price of $5.938 per share vest on April 1, 2001.

(2) Based upon options to purchase 2,699,500 shares granted to all employees in 1999.

(3) These amounts represent assumed rates of appreciation in the price of the Company's Common Stock during the terms of the options in accordance with rates specified in applicable federal securities regulations. Actual gains, if any, on stock option exercises will depend on the future price of the Common Stock and overall stock market conditions. The 5% rate of appreciation over the 10-year option term of each of the $5.938 stock price, the $7.250 stock price and the $7.406 stock price on each date of grant would result in a stock price of $9.67, $11.81 and $12.06, respectively. The 10% rate of appreciation over the 10-year option term of each of the $5.938 stock price, the $7.250 stock price and the $7.406 stock price on each date of grant would result in a stock price of $15.40, $18.80 and $19.21, respectively. There is no representation that the rates of appreciation reflected in this table will be achieved.

    The following table sets forth information with respect to (i) stock options exercised in 1999 by the Named Executive Officers and (ii) unexercised stock options held by such individuals at December 31, 1999.

                          AGGREGATED OPTION EXERCISES
             IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                                                 NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED,
                                                                OPTIONS HELD AT FISCAL        IN-THE-MONEY OPTIONS AT
                                   SHARES                              YEAR END               FISCAL YEAR END ($)(1)
                                ACQUIRED ON       VALUE       ---------------------------   ---------------------------
NAME                            EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                            ------------   ------------   -----------   -------------   -----------   -------------
Sim Fass......................         --             --        535,000        397,500      $4,350,125     $2,572,950
Virgil Thompson...............         --             --         29,375        205,625         280,234      1,629,766
Marian Gorecki(2).............    130,100        842,184        141,150        265,750       1,593,956      1,836,490
Ernest Kelly..................         --             --         80,000        129,800         460,294        875,319
Norman Barton.................         --             --         83,750        175,750         557,481      1,281,593

------------------------

(1) Based on a closing stock price of the Company's Common Stock on December 31, 1999 of $15.25.

(2) During 1999, Dr. Gorecki exercised options to purchase 45,000, 30,100, 47,500 and 7,500 shares at an exercise price of $3.00, $3.50, $4.25 and $4.44, respectively. The closing price of the Company's Common Stock on the dates of exercise ranged from $6.875 to $11.3125. Dr. Gorecki has sold all of these shares.

EMPLOYMENT AGREEMENTS

    The Company and Sim Fass entered into an employment agreement dated as of January 1, 1990 (the "Fass Agreement") pursuant to which Dr. Fass has served as President (through May 3, 1999) and Chief Executive Officer of the Company. At January 1, 2000, the Fass Agreement was automatically renewed for another two year period, and will automatically be renewed for successive two year periods thereafter unless either party gives the other notice of nonrenewal. The Fass Agreement also provides that the Company will nominate Dr. Fass for election as a director during all periods when he serves as President and/or Chief Executive Officer of the Company. For his services, Dr. Fass is currently entitled to an annual salary of $405,000, with bonuses to be determined at the discretion of the Company's Board. In the event Dr. Fass' employment is terminated by the Company at any time for any reason other than justifiable cause, disability or death, or the Company shall fail to renew the Fass Agreement at any time within two years following a "Change in Control of the Company," the Company shall pay Dr. Fass, for a period equal to the longer of (1) the remaining term of the Fass Agreement or (2) one year (such period being hereinafter referred to as the "Fass Severance Period") a monthly payment equal to the sum of (a) 1/12 of Dr. Fass' salary at the time of such termination and (b) 1/12 of Dr. Fass' most recently declared bonus, which amount shall be in lieu of any and all other payments due and owing to Dr. Fass under the terms of the Fass Agreement. During the Fass Severance Period, the Company shall continue to provide Dr. Fass with health, life and disability insurance. In the event the Company elects not to renew the Fass Agreement other than within two years following a "Change in Control of the Company," the Company is obligated to pay Dr. Fass a severance payment equal to the sum of one month's salary plus 1/12 of his most recently declared bonus for each year Dr. Fass has been employed by the Company.

    Pursuant to the Fass Agreement, all options granted or to be granted to Dr. Fass under any Company stock option plan shall become immediately exercisable and all restrictions against disposition, if any, which have not otherwise lapsed shall immediately lapse if (i) Dr. Fass' employment with the Company is terminated upon a determination by the Company's Board that the performance of his duties has not been fully satisfactory for any reason that would not constitute "justifiable cause" (as defined in the Fass

Agreement), (ii) Dr. Fass dies or is disabled (as defined in the Fass Agreement) while employed by the Company, (iii) Dr. Fass is not nominated by the Company for re-election to the Company's Board, other than for justifiable cause,
(iv) there shall occur a material reduction in Dr. Fass' duties, other than for justifiable cause, or (v) any event constituting a "Change in Control of the Company" shall occur while Dr. Fass is employed by the Company.

    For purposes of the Fass Agreement, the Gorecki Agreement (as described below) and the Thompson Agreement (as described below), a "Change in Control of the Company" shall be deemed to occur if (i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (ii) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company, or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange
Act) of 40% or more of the Company's outstanding Common Stock other than pursuant to a plan or arrangement entered into by such person and the Company, or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

    BTG Israel and Marian Gorecki entered into an employment agreement dated as of September 5, 1990 (the "Gorecki Agreement") pursuant to which Dr. Gorecki serves as a Senior Vice President and Chief Technical Officer of the Company. At September 5, 1998, the Gorecki Agreement was automatically renewed for an additional two year period; however, Dr. Gorecki resigned from his position with the Company in 2000 and is now serving as a part-time consultant. For his services, Dr. Gorecki was entitled to an annual salary of $235,000 and to bonuses to be determined at the discretion of the Company's Board. In the event that Dr. Gorecki's employment was terminated by BTG Israel at any time for any reason other than justifiable cause, disability or death, or BTG Israel failed to renew the Gorecki Agreement at any time within two years following a "Change in Control of the Company," BTG Israel would have been obligated to pay
Dr. Gorecki an amount equal to the greater of (i) one year's salary plus
Dr. Gorecki's most recent bonus, if any, or (ii) the product of one month's salary plus 1/12 of Dr. Gorecki's most recently declared bonus multiplied by the number of years Dr. Gorecki has been employed by BTG Israel.

    The Company and Ernest Kelly entered into an employment agreement dated as of January 29, 1996 (the "Kelly Agreement") pursuant to which Mr. Kelly serves as Senior Vice President--Quality Assurance of the Company. At January 29, 2000, the Kelly Agreement was automatically renewed for an additional two year period. For his services, Mr. Kelly is currently entitled to an annual salary of $220,500 and to bonuses to be determined at the discretion of the Company's Board. In connection with the commencement of his employment with the Company, Mr. Kelly was granted options to purchase 50,000 shares of the Company's Common Stock at an exercise price of $7.1875 per share, the fair market value on the date of grant. These options became exercisable in four annual installments of 12,500 shares each. In the event that Mr. Kelly's employment is terminated by the Company at any time for any reason other than justifiable cause, disability or death, or the Company shall fail to renew the Kelly Agreement, the Company is obligated to pay Mr. Kelly an amount equal to his then annual salary, payable bi-weekly in equal installments.

    The Company and Norman Barton entered into a severance agreement dated as of April 26, 1996 (the "Barton Agreement"). In March 1998, Dr. Barton was appointed Senior Vice President-Chief Medical Officer of the Company; prior thereto,
Dr. Barton served as Vice President-Medical Affairs of the

Company. For his services, Dr. Barton is currently entitled to an annual salary of $225,500 and to bonuses to be determined at the discretion of the Company's Board. In connection with his appointment to Senior Vice President--Chief Medical Officer, Dr. Barton was granted options to purchase 25,000 shares of the Company's Common Stock at an exercise price of $7.875 per share, the fair market value on the date of grant. These options became exercisable in four equal annual installments of 6,250 shares each. Pursuant to the terms of the Barton Agreement, in the event that Dr. Barton's employment is terminated by the Company at any time for any reason other than justifiable cause, disability or death, the Company is obligated to pay Dr. Barton an amount equal to his then annual salary, payable bi-weekly in equal installments.

    The Company and Virgil Thompson entered into an employment agreement dated as of April 27, 1999 (the "Thompson Agreement") pursuant to which Mr. Thompson served as President and Chief Operating Officer of the Company. The Thompson Agreement had an initial term of two years from May 3, 1999; however, Mr. Thompson resigned from his position with the Company effective August 31, 2000. For his services, Mr. Thompson was entitled to an annual salary of $335,000, with bonuses to be determined at the discretion of the Company's Board. In the event Mr. Thompson's employment was terminated by the Company at any time for any reason other than justifiable cause, disability or death, or in the event the Company failed to renew the Thompson Agreement at any time within two years following a "Change in Control of the Company," the Company would have been obligated to pay to Mr. Thompson a severance payment in an amount equal to the greater of (i) one year's salary plus Mr. Thompson's most recent bonus, if any, or (ii) the product of one month's salary plus 1/12 of Mr. Thompson's most recently declared bonus multiplied by the number of years Mr. Thompson was employed by the Company, payable bi-weekly in equal installments, which amount would have been in lieu of any and all other payments due and owing to Mr. Thompson under the terms of the Thompson Agreement. In connection with the commencement of his employment with the Company, Mr. Thompson was granted options to purchase 200,000 shares of the Company's Common Stock at an exercise price of $7.25 per share, the fair market value on the date of the grant. These options become exercisable in four annual installments of 50,000 shares each; however, fifty percent of these options which are not then exercisable would have become exercisable in the event Mr. Thompson's employment was terminated for any reason other than justifiable cause, disability or death.

    The Company and Robert Shaw entered into an Employment Agreement dated as of July 23, 1999 (the "Shaw Agreement") pursuant to which Mr. Shaw serves as Senior Vice President and General Counsel. The Shaw Agreement has an initial term of two years from July 23, 1999 and will thereafter automatically be renewed for successive two-year periods unless either party gives notice of non-renewal. For his services, Mr. Shaw is currently entitled to an annual salary of $231,000, with bonuses to be determined at the discretion of the Company's Board. In the event Mr. Shaw's employment is terminated by the Company at any time for any reason other than justifiable cause, disability or death, or in the event the Company shall fail to renew the Shaw Agreement, the Company shall pay Mr. Shaw a severance payment equal to his then current salary plus the amount of his last bonus and Mr. Shaw shall have the right to exercise any options exercisable as of the date of termination for a six month period following the termination date. For a twelve month period following the termination date Mr. Shaw shall continue to participate in the Company's 401(k) plan and in the Company's health, dental, life and disability insurance programs.

    The Company, BTG Israel and Dov Kanner entered into an Employment Agreement dated as of January 23, 2000 (the "Kanner Agreement") pursuant to which Mr. Kanner serves as Senior Vice President of the Company and General Manager of BTG Israel. The Kanner Agreement has an initial term of two years and will thereafter automatically be renewed for successive two year periods unless either party gives notice of non-renewal. For his services Mr. Kanner is currently entitled to receive an annual salary of $235,000, with bonuses to be determined at the discretion of the Company's Board. In the event Mr. Kanner's employment is terminated by the Company at any time for any reason other than justifiable cause, disability or death, or in the event the Company shall fail to renew the Kanner Agreement, the Company shall pay Mr. Kanner a severance payment equal to the greater of (i) one year's salary plus Mr. Kanner's most recent bonus, (ii) the product of one month's salary plus 1/12 of Mr. Kanner's most recently declared bonus multiplied by the number of years Mr. Kanner has been employed by the Company or (iii) the amounts Mr. Kanner is entitled to receive under applicable law. Such severance payment will be reduced by any payments received though Israeli directors insurance and other similar programs. In connection with Mr. Kanner assuming these new positions, he was granted options to purchase 100,000 shares of the Company's Common Stock at an exercise price of $15.063 per share, the fair market value on the date of the grant. These options shall become exercisable in four annual installments of 25,000 shares each.

COMPENSATION OF DIRECTORS

    The Company's non-employee directors are paid $10,000 annually in shares of the Company's Common Stock pursuant to the Company's Stock Compensation Plan for Outside Directors and $15,000 per annum in cash, payable quarterly. In addition, non-employee members of the Executive Committee are paid $5,000 per annum in cash, payable quarterly, and non-employee members of the Audit Committee and the Compensation and Stock Option Committee receive $1,000 for each committee meeting attended if not held on the same day as a meeting of the Board of Directors. All directors are reimbursed for their expenses in connection with attending meetings of the Company's Board. In addition, the Company pays each director who attends the Company's research and development meetings a fee of $1,500 per day. Upon becoming a director of the Company, non-employee directors also receive a one time grant of options to purchase 20,000 shares of the Company's Common Stock pursuant to the Company's 1992 Stock Option Plan for Outside Directors. In addition, each non-employee director receives an option to purchase 7,500 shares of Common Stock each year upon re-election as a director pursuant to the Company's Stock Option Plan for Non-Employee Directors.

    STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS. Pursuant to the Company's 1997 Stock Option Plan for Non-Employee Directors (the "1997 Directors Option Plan"), each non-employee director will receive an option to purchase 7,500 shares of Common Stock each year upon re-election as a director. The option exercise price per share of Common Stock will be the Fair Market Value (as defined in the 1997 Directors Option Plan) of the Common Stock subject to the option on the date that the option is granted. Options granted under the 1997 Directors Option Plan have a term of ten years from the date the option is granted, subject to earlier termination upon such person ceasing to be a director. A total of 500,000 shares of Common Stock have been reserved for issuance under the 1997 Directors Option Plan.

    In general, options become exercisable in four equal installments on the six month and first, second and third anniversaries of the date of grant. In the event a director ceases to be a director of the Company for any reason, such person may exercise the option, to the extent exercisable at the time he or she ceases to be a director of the Company, within six months after the date he or she ceases to be a director of the Company (one year if he or she ceases to be a director of the Company by reason of death). Options may not be transferred during the lifetime of an optionee. The 1997 Directors Option Plan provides that the options will become immediately exercisable in full upon a "Change in Control" (as defined in the 1997 Directors Option Plan) of the Company.

    Pursuant to the 1997 Directors Option Plan, on June 9, 1999,
Messrs. Conrad, Kaplan, Rosenfield, Tendler, Tolkowsky and Weissbach and
Ms. Wattleton, who were re-elected directors of the Company at the 1999 Annual Meeting of Stockholders, each received an option to purchase 7,500 shares of the Company's Common Stock at a per share exercise price of $7.40625. Upon the re-election of Messrs. Conrad, Kaplan, Rosenfield, Tendler, Tolkowsky and Weissbach and Ms. Wattleton as directors of the Company at the 2000 Annual Meeting of Stockholders, each of them will receive an option to purchase 7,500 shares of the Company's Common Stock at a per share exercise price equal to Fair Market Value on the date of the annual meeting.

    STOCK OPTION PLAN FOR OUTSIDE DIRECTORS. Pursuant to the Company's 1992 Stock Option Plan for Outside Directors (the "1992 Directors Plan"), each person who is neither an officer nor employee of the Company or its subsidiaries and who is elected or appointed a director of the Company (the "New Director") automatically receives on the date of his initial election or appointment to the Company's Board (the "Grant Date") an option to purchase 20,000 shares of the Company's Common Stock (the "Option") at a per share exercise price equal to the Fair Market Value (as defined in the 1992 Directors Plan) of the Company's Common Stock on the Grant Date.

    Options issued under the 1992 Directors Plan may be exercised as to 5,000 shares on the date which is six months and one day after the Grant Date and an additional 5,000 shares on each of the three successive anniversaries of the Grant Date. In the event that a New Director ceases to be a director of the Company, such person may exercise any portion of the Option that is exercisable by him at the time he ceases to be a director of the Company, but only to the extent such Option is exercisable as of such date, within six months after the date he ceases to be a director of the Company. However, in the event a "Change of Control of the Corporation" (as defined in the 1992 Directors Plan) shall occur, all options granted under the 1992 Directors Plan which are outstanding at the time a Change of Control of the Corporation occurs shall immediately become exercisable. Options granted under the 1992 Directors Plan have a term of ten years from the Grant Date and are not "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

    Mr. Herbert J. Conrad, who was elected a director of the Company on October 14, 1993, was automatically granted an Option at a per share price of $5.8125. Mr. David Tendler and Mr. Virgil Thompson, who were elected as directors of the Company on June 2, 1994, were each automatically granted an Option at a per share exercise price of $2.9375. Ms. Wattleton and Messrs. Rosenfield and Weissbach, who were elected directors of the Company on June 18, 1997, were each automatically granted an Option at a per share exercise price of $13.9375. Mr. Carl E. Kaplan, who was elected a director of the Company on June 17, 1998, was automatically granted an Option at a per share price of $7.91.

    STOCK COMPENSATION PLAN FOR OUTSIDE DIRECTORS. Pursuant to the Company's Compensation Plan for Outside Directors (the "Compensation Plan"), each director of the Company who is neither an officer nor employee of the Company or its subsidiaries (an "Outside Director") is awarded automatically, in lieu of cash compensation for services as a director, on the last business day of each full fiscal quarter subsequent to his election or appointment as an Outside Director, such number of shares of the Company's Common Stock as has an aggregate Fair Market Value (as defined in the Compensation Plan) equal to $2,500, based on the price of the Company's Common Stock on the date of issue (the "Shares"). The Compensation Plan provides that each Outside Director will be awarded Shares until such time as he is no longer an Outside Director. If an Outside Director ceases to be an Outside Director for any reason, the number of Shares which he will be awarded on the last business day of the Company's next fiscal quarter will be equal to one-third of the number of Shares which he would have been awarded on such date for each complete month that he was an Outside Director in the fiscal quarter in which he ceased to be an Outside Director.

    The Compensation Plan allows any Outside Director to defer the issuance and delivery of the Company's Common Stock awarded under the Compensation Plan until the termination of his services on the Company's Board or such other time as the Company's Board may determine. The Company entered into a deferral agreement with Virgil Thompson in June 1994 and Herbert Weissbach in June 1997 (the "Deferral Agreements") pursuant to which the issuance and delivery of the Company's Common Stock to be awarded to each of Mr. Thompson and Mr. Weissbach under the Compensation Plan has been deferred until after the date he ceases to be a member of the Company's Board; provided, however, that any shares of the Company's Common Stock, the issuance of which was deferred, will be issued to Mr. Thompson and Mr. Weissbach at the time of a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the Company's assets, as defined in the Code, except that in determining whether there is a change in effective control by reason of a stock acquisition, there must be an acquisition of stock possessing at least 40% (as opposed to the 20% requirement set forth in the Code) of the total voting power of the Company's Common Stock. As a result of Mr. Thompson's appointment as President and Chief Operating Officer of the Company in May 1999, Mr. Thompson is no longer eligible, whether by deferral or otherwise, to receive shares of the Company's Common Stock under the Compensation Plan other than those shares already accumulated pursuant to the terms of his Deferral Agreement. Mr. Thompson will become eligible to receive shares of the Company's Common Stock under the Compensation Plan beginning September 2000.

    During the 1999 fiscal year, each Outside Director eligible to receive shares under the Compensation Plan received 418 shares of the Company's Common Stock on March 31, 1999, 384 shares of the Company's Common Stock on June 30, 1999, 260 shares of the Company's Common Stock on September 30, 1999 and 163 shares of the Company's Common Stock on December 31, 1999. On March 31, 1999, June 30, 1999, September 30, 1999 and December 31, 1999, the Fair Market Value of the Company's Common Stock was $5.96875, $6.50, $9.59375 and $15.25,
respectively. Each of Messrs. Herbert Conrad, Carl Kaplan, Allan Rosenfield, David Tendler and Dan Tolkowsky and Ms. Faye Wattleton received an aggregate of 1,225 shares of the Company's Common Stock under the Compensation Plan for their services as director during the 1999 fiscal year. On March 31, 2000 and June 30, 2000, respectively, each of Ms. Wattleton and Messrs. Conrad, Kaplan, Rosenfield, Tendler and Tolkowsky received 161 and 189 shares of the Company's Common Stock under the Compensation Plan. On those dates, the Fair Market Value of the Company's Common Stock was $15.50 and $13.1875, respectively.

COMPENSATION AND STOCK OPTION COMMITTEE REPORT TO STOCKHOLDERS

    The Compensation and Stock Option Committee of the Board of Directors (the "Compensation Committee") is currently comprised of three directors. As members of the Compensation Committee, it is our responsibility to determine the most effective total executive compensation strategy based on the Company's business and consistent with stockholders' interests. Our specific duties entail reviewing the Company's compensation practices, recommending compensation for executives and key employees and administering the Company's stock option plans.

COMPENSATION PHILOSOPHY

    The Company has been engaged in the research, development, manufacture and marketing of products for human health care since its inception in 1980. One of the Company's strengths contributing to its success is the strong management team--many of whom have been with the Company for a significant period of time. The central goal of the Compensation Committee is to ensure that the Company's remuneration policy is such that the Company is able to attract, retain and reward capable employees who can contribute, both short- and longer-term, to the continued success of the Company. Equity participation and a strong alignment to stockholders' interests are key elements of the Company's compensation philosophy. The Company's executive compensation program consists of three parts: base salary, annual bonus and stock options. In awarding salary increases and bonuses, the Compensation Committee did not relate the various elements of corporate performance to each element of executive compensation. Rather, the Compensation Committee considered whether the compensation package as a whole adequately compensated each executive for the Company's performance during 1999 and executive's contribution to such performance.

    Under the Omnibus Budget Reconciliation Act ("OBRA") which was enacted in 1993, publicly held companies may be prohibited from deducting as an expense for federal income tax purposes total remuneration in excess of $1 million paid to certain executive officers in a single year. However, OBRA provides an exception for "performance based" remuneration, including stock options. The Company expects to keep "non-performance based" remuneration within the $1 million limit to ensure that all executive compensation will be fully deductible. Nevertheless, although the Committee considers the net cost to the Company in making all compensation decisions (including, for this purpose, the potential limitation on deductibility of executive compensation), there is no assurance that compensation realized with respect to any particular award will qualify as "performance based" remuneration.

BASE SALARY

    Base salary represents the fixed component of the executive compensation program. The Company's philosophy regarding base salaries is conservative, maintaining salaries at approximately competitive industry average. Determinations of base salary levels are established on an annual review of marketplace competitiveness with similar biotechnology companies, and on internal relationships. Periodic increases in base salary relate to individual contributions to the Company's overall performance, relative marketplace competitiveness levels, length of service and the industry's annual competitive pay practice movement. No specific performance targets were established for fiscal year 1998, which was the base year for determining the salary increases awarded in June 1999. In determining appropriate levels of base salary, the Compensation Committee relied in part on several biotechnology industry compensation surveys.

BONUS

    Bonuses represent the variable component of the executive compensation program that is tied to the Company's performance and individual achievement. The Company's policy is to base a significant portion of its senior executives' cash compensation on bonus. In determining bonuses, the Compensation Committee considers factors such as relative performance of the Company during the year and the individual's contribution to the Company's performance as well as the degree to which Executive met certain objectives established for him.

STOCK OPTIONS

    The Compensation Committee, which administers the Company's stock option plans, believes that one important goal of the executive compensation program should be to provide executives, key employees and consultants--who have significant responsibility for the management, growth and future success of the Company--with an opportunity to increase their ownership and potentially gain financially from the Company's stock price increases. This approach ensures that the best interests of the stockholders, executives and employees will be closely aligned. Therefore, executive officers and other key employees of the Company are granted stock options from time to time, giving them a right to purchase shares of the Company's Common Stock in the future at a specified price. The grant of options is based primarily on an employee's potential contribution to the Company's growth and financial results. In determining the size of option grants, the Compensation Committee considers the number of options owned by such officer, the number of options previously granted and currently outstanding, and the aggregate size of the current option grants. Options generally are granted at the prevailing market value of the Company's Common Stock and will only have value if the Company's stock price increases. Generally, grants of options vest in equal amounts over four years and the individual must be employed by the Company for such options to vest.

1999 COMPENSATION TO CHIEF EXECUTIVE OFFICER

    In reviewing and recommending Dr. Fass' salary and bonus and in awarding him stock options for fiscal year 1999 and for his future services, the Compensation Committee followed its compensation philosophy. Dr. Fass' annual salary was increased to $385,000 in June 1999, a 6.9% increase over the prior year, compared to a 7.5% increase in salary in June 1998 over the prior year. The Compensation Committee recommended this increase in salary over the prior year in recognition of Dr. Fass' achievements in establishing new commercial relationships and advancing the commercialization of many of the Company's products as well as achieving profitable financial results. For the 1998 fiscal year, Dr. Fass received a bonus of $150,000, representing approximately 30% of his 1998 cash compensation, which bonus was paid in 1999. The Committee recommended the particular dollar amount of Dr. Fass' bonus in recognition of Dr. Fass' efforts in establishing new commercial relationships and advancing the commercialization of many of the Company's products. In 1999, Dr. Fass was granted options to purchase 150,000 shares of the Company's Common Stock at an exercise price of $7.406, the fair market value on the date of grant, under the terms of the 1992 Stock Option Plan. The options become exercisable in equal installments over four years beginning on the first anniversary of the date of grant. The Compensation Committee believes a grant of a stock option to purchase 150,000 shares of the Company's Common Stock is reasonable, based on marketplace competitiveness, to secure the long-term services of the Company's chief executive officer and to further align the chief executive officer's compensation with stockholder interests.

                    COMPENSATION AND STOCK OPTION COMMITTEE

                                                       --CARL KAPLAN
                                                       --DAVID TENDLER
                                                       --DAN TOLKOWSKY

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    BTG Israel entered into a consulting agreement effective April 1999 with Dr. Lawrence Weissbach, the son of Herbert Weissbach, a director of the Company. The agreement provides for Dr. L. Weissbach to act as a consultant to BTG Israel's research and development department for a term of three years in connection with a discovery made by Dr. L. Weissbach and several others. The Company has entered into an exclusive license agreement and a research agreement with Massachusetts General Hospital relating to the commercialization of this discovery. Dr. L. Weissbach will receive compensation of $50,000 per contract year for his services. The Company expects this arrangement will be terminated by the end of 2000.

THE COMPANY'S PERFORMANCE

    The following graph compares cumulative total return of the Company's Common Stock with the cumulative total return of (i) the Standard & Poors 500 Index ("S&P 500 Index"), (ii) an industry peer group index (the "1998 Peer Index"),
(iii) the Amex Biotech Index and (iv) the Standard & Poors Drug Index ("S&P Drug Index"). The graph assumes (a) $100 was invested on December 31, 1994 in each of the Company's Common Stock, the stocks comprising the S&P 500 Index, the stocks comprising the 1998 Peer Index, the stocks comprising the Amex Biotech Index and the stocks comprising the S&P Drug Index, and (b) the reinvestment of dividends. The 1998 Peer Index consists of Alkermes, Inc., Aviron, Cephalon, Inc., COR Therapeutics, Inc., Coulter Pharmaceutical, Inc., EntreMed, Inc., GelTex Pharmaceuticals, Inc., Gliatech Inc., Guilford Pharmaceuticals Inc., ImClone Systems Incorporated, Immune Response, Inc., ISIS Pharmaceuticals, Inc., Ligand Pharmaceuticals Inc., Neurogen Corporation, North American Vaccine Inc., Pharmacyclics, Inc., Protein Design Labs Inc., Regeneron Pharmaceuticals, Inc., SangStat Medical Corporation, Scios Inc., Transkaryotic Therapies, Inc., Triangle Pharmaceuticals, Inc. and Vical Incorporated. The 1998 Peer Index, which is included because it was utilized in the Company's proxy statement for the 1999 Annual Meeting of Stockholders, consists of all publicly-traded biotechnology companies with a market capitalization at December 31, 1998 of between $200 million and $500 million, other than NeXstar Pharmaceuticals Inc. and Sugen, Inc., which are no longer publicly-traded; at that date the Company had a market capitalization of $360.4 million. The Company decided to change from a peer index based on market capitalization to well recognized, broad based biotechnology and pharmaceutical indices because it has determined that these indices are more indicative of the two industries in which the Company is engaged and that an index based on market capitalization of companies, including BTG, could vary significantly from year to year, thereby resulting in a change in the peer group index each year and making year-to-year comparisons more difficult for investors.

                            STOCK PERFORMANCE GRAPH
                          BIO-TECHNOLOGY GENERAL CORP.
                         ANALYSIS OF PEER GROUP INDICES

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           BTGC    S&P 500  1998 PEER GROUP  AMEX BIOTECH  S&P DRUG
12/31/94  100.000  100.000          100.000       100.000   100.000
12/31/95  211.594  134.111          215.367       163.015   166.985
12/31/96  608.696  161.286          298.414       175.847   204.607
12/31/97  498.551  211.298          307.017       197.928   319.623
12/31/98  321.739  267.649          266.414       225.603   478.930
12/31/99  707.246  319.910          374.414       477.017   390.143

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

    Arthur Andersen LLP have been the independent auditors for the Company since December 1990 and will serve in that capacity for the 2000 fiscal year. A representative of Arthur Andersen LLP will be present at the Annual Meeting and will have an opportunity to make a statement if he desires to do so, and will respond to appropriate questions from stockholders.

                             STOCKHOLDER PROPOSALS

    Stockholder proxies obtained by the Board of Directors in connection with the annual meeting of stockholders in the year 2001 will confer on the proxyholders discretionary authority to vote on any matters presented at the meeting which were not included in the proxy statement, unless notice of the matter to be presented at the meeting is provided to the Company's Corporate Secretary no later than March 23, 2001.

    All stockholder proposals which are intended to be presented at the 2001 Annual Meeting of Stockholders of the Company must be received by the Company no later than January 7, 2001 for inclusion in the Board of Directors' proxy statement and form of proxy relating to that meeting.

                                 OTHER BUSINESS

    The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

    The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

                                          By Order of the Board of Directors
                                          Robert M. Shaw
                                          SECRETARY

DATED: AUGUST 4, 2000

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: BIO-TECHNOLOGY GENERAL CORP., ATTENTION: LEAH BERKOVITS, 70 WOOD AVENUE SOUTH, ISELIN, NEW JERSEY 08830.

                          BIO-TECHNOLOGY GENERAL CORP.
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 6, 2000

    Herbert Conrad, Sim Fass and Virgil Thompson, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of Bio-Technology General Corp. held of record by the undersigned on July 15, 2000, at the Annual Meeting of Stockholders to be held at 9:00 A.M. on Wednesday, September 6, 2000, at The University Club, 1 West 54th Street, New York, New York, and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

    WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSAL--ELECTION OF DIRECTORS.

    Proposal -- Election of Directors -- Nominees are:

Herbert Conrad, Sim Fass, Carl Kaplan, Allan Rosenfield, David Tendler, Virgil Thompson, Dan Tolkowsky, Faye Wattleton and Herbert Weissbach.

    / / FOR all listed nominees (except do not vote for the nominee(s) whose name(s) appears(s) below):

     ---------------------------------------------------------------------------

    / / WITHHOLD AUTHORITY to vote for the listed nominees.

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

IMPORTANT: PLEASE SIGN EXACTLY AS NAME APPEARS BELOW. EACH JOINT OWNER SHALL SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC. SHOULD GIVE FULL TITLE AS SUCH. IF SIGNOR IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME BY DULY AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

                                           Dated _________________________, 2000
                                           _____________________________________
                                           Signature

                                           _____________________________________
                                           Signature if held jointly

                                           The above-signed acknowledges receipt
                                           of the Notice of Annual Meeting of
                                           Stockholders and the Proxy Statement
                                           furnished therewith.

                                           PLEASE MARK, SIGN, DATE AND RETURN
                                           THIS PROXY CARD PROMPTLY USING THE
                                           ENCLOSED ENVELOPE.